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EXHIBIT 3.1

                    SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                ATS MEDICAL, INC.

     These Second Restated Articles of Incorporation supersede the Company's original Articles and all amendments thereto.

                                 ARTICLE 1. NAME

     The name of the corporation is "ATS Medical, Inc."

                          ARTICLE 2. REGISTERED OFFICE

     The address of the registered office of the corporation in Minnesota is 3905 Annapolis Lane, Plymouth, Minnesota 55447.

                          ARTICLE 3. AUTHORIZED SHARES

     The aggregate number of authorized shares of the corporation is 100,000,000, $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights, and other rights and preferences and be subject to the restrictions that the Board of Directors of the corporation may from time to time establish, fix, and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

                         ARTICLE 4. NO CUMULATIVE VOTING

     There shall be no cumulative voting by the shareholders of the corporation.

                         ARTICLE 5. NO PREEMPTIVE RIGHTS

     The shareholders of the corporation shall not have preemptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class, or series of the corporation.

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                          ARTICLE 6. BOARD OF DIRECTORS

     The names and addresses of the members of the first Board of Directors are:

Name                  Address
----                  -------
John R. Holroyd       6905 Limerick Lane South
                      Edina, Minnesota 55435

John S. Salstrom      1250 West Minnehaha Parkway
                      Minneapolis, Minnesota 55419

Manuel A. Villafana   P.O. Box 2122
                      Loop Station
                      Minneapolis, Minnesota 55402

                     ARTICLE 7. WRITTEN ACTION BY DIRECTORS

     An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

                          ARTICLE 8. DIRECTOR LIABILITY

     A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this
Article 8 became effective.

     If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

     Any repeal or modification of the foregoing provisions of this Article 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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                           ARTICLE 9. INDEMNIFICATION

     Each director and officer, past and present, of the corporation, and each person who serves or may have served at the request of the corporation as a director, officer, employee or agent of another corporation or employee benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the corporation in accordance with, and to the fullest extent permissible under, the provisions of the Minnesota Business Corporation Act, as it may from time to time be amended.


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